Exhibit 10.11
NGAS Resources, Inc.
LONG TERM INCENTIVE AGREEMENT
     This LONG TERM INCENTIVE AGREEMENT is entered into as of December 9, 2008 between NGAS Resources, Inc., a British Columbia corporation (the “Company”), and                                         , the                      of the Company (the “Executive”).
     The parties desire to establish an incentive for the Executive to remain with the Company on a long term basis by providing for a cash bonus and stock option award vesting on the terms and subject to the conditions of this Agreement. Accordingly, the parties hereto agree as follows.
     1. Definitions. The following terms used in this Agreement shall have the respective meanings set forth below.
          1.1 “Adjudication” means an adjudication and final judgment determining the rights or obligations of a party hereunder in any court of competent jurisdiction.
          1.2 “Change of Control Agreement” means the Change of Control Agreement dated February 25, 2004 between the Company and the Executive, and “Change of Control” has the meaning set forth in the Change of Control Agreement.
          1.3 “Common Stock” means the common stock, no par value, of the Company now or hereafter outstanding, or any capital shares or other securities of the Company issued in exchange, conversion or substitution therefor by the Company, it successors and assigns, including any successor resulting from any merger or consolidation involving the Company.
          1.4 “Company” means NGAS Resources, Inc. and its subsidiaries unless the context otherwise requires or, following a Change of Control, any successor to all or substantially all the business or assets of the Company, whether direct or indirect, by purchase, merger, consolidation or otherwise.
          1.5 “Compensation” means the Executive’s annual compensation, comprised of base salary, any cash bonus and the value of any stock bonus award, for the calendar year immediately preceding the year in which an Incentive Payout vests hereunder.
          1.6 “Final Vesting Date” means the earlier of (a) February 25, 2014 or (b) following any Change of Control, the date on which the Executive’s employment with the Company is terminated by the Executive for Good Reason (as defined in the Change of Control Agreement) or by the Company other than for Cause (as defined in the Change of Control Agreement) or the death or Disability (as defined in the Change of Control Agreement) of the Executive.
          1.7 “Incentive Payout” means the cash compensation set forth in Section 2.1.
          1.8 “Incentive Plan” means the Company’s 2003 Incentive Stock and Stock Option Plan.
          1.9 “Initial Vesting Date” means the earlier of (a) February 25, 2012 or (b) the date determined under Section 1.6(b).
          1.10 “Option” and “Option Period” have the respective meanings set forth in Section 3.1.
          1.11 “Securities” means the Securities Act of 1933, as amended.
          1.12 “Shares” has the meaning set forth in Section 3.1.
     2. Incentive Payout.
          2.1 Entitlement.
               (a) Initial Vesting. In the event that the Executive continues to serve as an executive officer of the Company until the Initial Vesting Date, the Executive shall be entitled to an Incentive Payout in an amount equal to 40% of the Executive’s total Compensation for the preceding year.
               (b) Final Vesting. In the event that the Executive continues to serve as an executive officer of the Company until the Final Vesting Date, the Executive shall be entitled to an Incentive Payout in an amount equal to 100% of the Executive’s total Compensation for the preceding year, less the amount of any Incentive Payout received by the Executive under Section 2.1(a).
          2.2 Payment. A vested Incentive Payout shall be payable by the Company in cash on the Initial Vesting Date, if applicable, and the Final Vesting Date in the amounts provided under Section 2.1 or, at the election of the Executive, in periodic installment payments, subject in either case to any applicable withholding taxes.
          2.3 Reserves. Unless prohibited under any credit agreement or other debt instruments of the Company, as long as the Executive continues to serve as an executive officer of the Company prior to the Final Vesting Date, the Company shall establish annual cash reserves equal to 20% of the estimated total Incentive Payout to secure its payment obligation under Section 2.2.
     3. Stock Option
          3.1 Grant and Vesting. The Company hereby grants to the Executive the right and option (the “Option”) to purchase an aggregate of ___shares of Common Stock (the “Shares”) at an exercise price of $1.51 per Share, reflecting the closing price of the Common Stock on the Valuation Date (as defined in the Incentive Plan). In the event that the Executive continues to serve as an executive officer of the Company until a vesting event, the Option shall vest and become exercisable for 40% of the Shares on the Initial Vesting Date and for 100% of the Shares on the Final Vesting Date and shall remain exercisable until the second anniversary of the vesting event (the “Option Period”).
          3.2 Exercise. During the Option Period, the Executive may exercise the Option in whole or in part by delivering to the Company’s offices a written notice signed by the Executive stating the number of Shares that he has elected to purchase and accompanied by payment (in the form prescribed by Section 3.3) of an amount equal to the exercise price for the Shares to be purchased. The exercise notice must also contain a statement confirming that the Executive is acquiring the Shares for investment. Following receipt by the Company of the exercise notice and full payment of the exercise price for the Shares covered thereby, the Company shall instruct its stock transfer agent to issue, as expeditiously as practicable, a certificate representing the Shares so purchased in the name of the Executive and to deliver the certificate to the Executive at the address specified in the exercise notice. The certificate shall bear no restrictive legend under the Securities Act, reflecting the effectiveness of the Company’s registration statement on Form S-8 covering the resale of Common Stock issued under the Plan in accordance with Rule 415 under the Securities Act.
          3.3 Payment of Exercise Price. The exercise price for Shares purchased under the Option shall be payable either (a) by personal check or official bank check, (b) with shares of Common Stock already owned by the Executive or (c) any combination of those forms of payment. Any shares of Common Stock used to satisfy the exercise price for Shares purchased under the Option shall be valued at their fair market value (determined in accordance with the Plan) on the date of the exercise notice. If the Executive elects to pay any portion of the exercise price for Shares with shares of Common Stock, the exercise notice shall state the number of shares of Common Stock to be applied toward the exercise price and shall be accompanied by the certificate(s) representing those shares of the Common Stock, together with stock powers therefor duly executed by the Executive.
          3.4 Transferability of Option. The Option shall not be transferable other than by will or by the laws of descent and distribution and may be exercised only by the Executive or his personal representatives.
          3.5. Incorporation of Incentive Plan. The Option is subject to, and governed by, the terms and conditions of the Incentive Plan, which are hereby incorporated by reference.
     4. Remedies of the Executive.
          4.1 Right to Adjudication. In the event that (a) payments required to be made by the Company hereunder are not timely made or (b) the Executive otherwise seeks to enforce his rights under this Agreement, the Executive shall be entitled to an Adjudication, and the Company will not oppose the Executive’s right to seek the Adjudication.

          4.2 Burden of Proof in Adjudication. In any Adjudication, the Executive shall be presumed to be entitled to the benefits provided under this Agreement following a vesting event, and the Company shall have the burden of proof to overcome that presumption. In any Adjudication, the Company shall be precluded from asserting that the procedures and presumptions provided in this Agreement are not valid, binding and enforceable. The Company shall stipulate that it is bound by all the provisions of this Agreement and shall be precluded from making any assertion to the contrary.
          4.3 Expenses of Adjudication. Expenses reasonably incurred by the Executive in connection with the enforcement of this Agreement through an Adjudication shall be borne by the Company if the Executive is successful in the Adjudication.
     5. Nature of Obligations.
          5.1 Direct Obligations. The Company’s obligations hereunder shall be absolute and unconditional and shall not be subject to any setoff, counterclaim, recoupment, defense or other right that the Company may have against the Executive or any other person. Any amounts payable by the Company hereunder shall be made without notice or demand. The Company waives any rights it may now have or hereafter acquire, by statute or otherwise, to cancel, terminate or rescind this Agreement in whole or in part.
          5.2 Obligations under Change of Control Agreement. For purposes of determining the Executive’s rights under the Change of Control Agreement, the definition of the term “Incentive Agreement” in Section 1.8 of the Change of Control Agreement is hereby amended to include this Agreement, and any failure by the Company to honor its obligations under this Agreement shall constitute “Good Reason,” as defined in Section 1.7 of the Change of Control Agreement. As modified hereby, the Change of Control Agreement shall remain in full force and effect.
     6. Successor and Assigns. This Agreement shall be binding on the successors and assigns of the Company and shall inure to the benefit of and be enforceable by the legal representatives, executors, administrators, heirs, distributees, devises and legatees of the Executive. Upon any Change of Control, the Company shall require any successor to all or substantially all the business or assets of the Company, whether direct or indirect, by purchase, merger, consolidation or otherwise, by written agreement satisfactory in form and substance to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.
     7. Miscellaneous.
          7.1 Reservation of Rights. Nothing in this Agreement shall affect any right that the Company may otherwise have to terminate the Executive’s employment at any time in any lawful manner, subject to providing any benefits required hereunder, under the Change of Control Agreement or under any severance policy of the Company then in effect. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by a party shall not preclude or waive that party’s right to use any or all other remedies. Those rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.
          7.2 Waiver of Provisions. No provisions of this Agreement may be modified, amended, waived or discontinued unless agreed to in writing by the parties hereto. No waiver at any time by either party of any breach by the other party or waiver of compliance with any condition or provision to be performed by the other party shall be deemed a waiver of similar or dissimilar breaches, conditions or provisions at the same time or any prior or subsequent time.
          7.3 Integration. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. No assurances or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party except as expressly set forth herein.
          7.4 Amendment. This Agreement shall not be amended or modified except by a written instrument signed by both parties.
          7.5 Governing Law. This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the state of Delaware, excluding any conflict of laws rules of that State or other principle that might refer the governance or construction of this Agreement to the laws of any other jurisdiction.

          7.6 Notices. Any notice, request or other communication required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given or made if delivered personally, or mailed (postage prepaid by registered or certified mail), or sent by facsimile to the party (or to an executive officer of the Company) at their respective addresses provided in writing to the other party for that purpose. Any notice, request or other communication so sent shall be deemed to have been given or delivered (a) at the time that it is personally delivered, (b) two business days after the date deposited in the United States mail, (c) one business day after delivery to an overnight courier or (d) when receipt is acknowledged, if sent by facsimile.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NGAS RESOURCES, INC.
By
Name:
Title:

EXECUTIVE:

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